Exhibit 21.1

Subsidiaries
Prospect Floating Rate and Alternative Income Fund, Inc.

Name	Jurisdiction
Prospect Flexible Funding, LLC	Delaware
Prospect Discovery Holdings I, Inc.	Delaware